Exhibit 3.2

Certificate of Amendment Canada Business Corporations Act	Certificat de modification Loi canadienne sur les sociétés par actions

Breathe BioMedical Inc.

Corporate name / Dénomination sociale

843795-5

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.	JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l’article 178 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes.

/s/ Hantz Prosper

Hantz Prosper

Director / Directeur

2013-12-01

Date of amendment (YYYY-MM-DD)

Date de modification (AAAA-MM-JJ)

1	Corporate name Dénomination sociale Picomole Inc.

2	Corporation number Numéro de la société 843795-5

3	The articles are amended as follows Les statuts sont modifiés de la façon suivante

The corporation changes its name to:

La dénomination sociale est modifiée pour :

Breathe BioMedical Inc.

The corporation makes other changes as follows:

La société apporte d’autres changements aux statuts comme suit :

See attached schedule / Voir l’annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
William Dawes
William Dawes
1-978-479-1261

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Faire une fausse declaration constitue une infraction et son auteur, sur declaration de culpabilite par procedure sommaire. est passible d’une amende maximate de 5 000 S et d’un emprisonnement maximal de six mois, ou Tune de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

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SCHEDULE TO ARTICLES OF AMENDMENT
FOR
PICOMOLE INC.
(the “Corporation”)

The Articles of the Corporation are amended as follows:

1.	To delete the following classes of shares from the authorized capital of the Corporation, together with the rights, privileges, restrictions and conditions attaching thereto:

Class B shares;

Class C shares;

Class D shares;

Class E shares;

Class F shares; and

Class G shares.

2.	To redesignate the existing Class A shares in the capital of the Corporation as Common Shares.

3.	To delete the rights, privileges, restrictions and conditions attaching to the newly reclassified Common Shares and to substitute therefor as set out below.

4.	To increase the authorized capital of the Corporation by creating an unlimited number of Preferred Shares.

5.	To provide that the Preferred Shares of the Corporation shall have attached the following rights, restrictions, privileges, restrictions and conditions as set out below.

6.	To provide that after giving effect to the foregoing, the authorized capital of the Corporation shall consist of (i) an unlimited number of Common Shares; and (ii) an unlimited number of Preferred Shares.

The rights, restrictions, privileges, restrictions and conditions attaching to the Common Shares and the Preferred Shares of the Corporation:

I.	COMMON SHARES

1.	Voting. The holders of the Common Shares are entitled to receive notice of, attend and vote at any meeting of shareholders of the Corporation (except where the holders of a specified class of shares are entitled to vote separately as a class as provided under the Business Corporations Act (the “Act”)) and each Common Share shall confer the right to one (1) vote in person or by proxy at all meetings of shareholders of the Corporation.

2.	Dividends. Subject to the prior rights of the holders of the Preferred Shares of the Corporation, the holders of the Common Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors of the Corporation, such dividends as the board of directors of the Corporation may from time to time declare, in their absolute discretion. For greater certainty, the directors of the Corporation may declare dividends on the Common Shares to the exclusion of any other class of shares.

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3.	Liquidation, Dissolution and Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, subject to the prior rights of the holders of the Preferred Shares of the Corporation, the holders of the Common Shares shall be entitled to receive equally share for share, without preference or distinction, the remaining property of the Corporation.

II.	PREFERRED SHARES

1.	Voting. The holders of the Preferred Shares are entitled to receive notice of, attend and vote at any meeting of shareholders of the Corporation except meetings at which only holders of a specified class of shares are entitled to vote as provided in the Act. At all such meetings each registered holder of Preferred Shares shall have one (1) vote for each such share held.

2.	Dividends. The holders of the Preferred Shares shall be entitled to receive, and the Corporation shall pay thereon, in preference and in priority to the holders of the Common Shares of the Corporation, as and when declared by the board of directors of the Corporation, such dividends as the board of directors of the Corporation may from time to time declare, in their absolute discretion.

3.	Redemption.

(a)	The Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or any part of the then outstanding Preferred Shares upon payment of an amount equal to the fair market value of the property transferred to the Corporation (the “Property”) as consideration for the issuance of the Preferred Shares, less the aggregate amount of any liabilities assumed by the Corporation on the transfer of the Property and less the fair market value of any non-share consideration given by the Corporation on the transfer of the Property, divided by the number of Preferred Shares issued as consideration for the Property (the “Redemption Amount”), together with any dividends declared and unpaid (the “Redemption Price”). The fair market value of the Property shall be determined by the directors of the Corporation at the time of transfer of the Property to the Corporation, provided that the directors of the Corporation may, in accordance with the terms of any agreement between the Corporation and the holder(s) of Preferred Shares, amend from time to time their determination of the fair market value of the Property after the time of the issuance of preferred shares. Any return of stated capital in respect of the Preferred Shares after their date of issuance shall reduce the Redemption Amount by an equivalent amount on a per share basis.

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(b)	The Corporation shall, at least five (5) days before the date specified for redemption (the “Redemption Date”) mail or deliver to each person who at the date of mailing is a holder of Preferred Shares to be redeemed, a notice in writing delivered to the Corporation to a holder of Preferred Shares notifying such holder of the Corporation’s intention to redeem any or all Preferred Shares (the “Redemption Notice”). The Redemption Notice shall set out the number of Preferred Shares to be redeemed, the Redemption Price, and the Redemption Date. No notice is required to be given if such notice is waived, in writing by the holder of the Preferred Shares to be redeemed. Accidental failure to give notice to one or more holders shall not affect the validity of such redemption.

(c)	On the Redemption Date, the Corporation shall pay or cause to be paid to, or to the order of, the holders of the Preferred Shares to be redeemed, the Redemption Price upon presentation and surrender at the registered office of the Corporation of the certificates representing the Preferred Shares called for redemption. If only a part of the shares represented by any certificate is to be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.

(d)	After the Redemption Date, the holders of the Preferred Shares called for redemption shall not be entitled to exercise any of the rights of holders of Preferred Shares However, if payment of the Redemption Price is not made upon presentation of certificates in accordance with the foregoing provisions the rights of the holders of the Preferred Shares shall remain unaffected.

(e)	The Corporation shall have the right, at any time after the mailing or delivery of the Redemption Notice, to deposit the Redemption Price in a preference account at any chartered bank or at any trust company in Canada to be paid without interest to or to the order of the holders of such Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the Redemption Date, whichever is the later, the Preferred Shares in respect of which such deposit shall have been made shall be redeemed and the rights of the holders thereof shall be limited to receiving, without interest, their proportionate share of the total Redemption Price against presentation and surrender of the certificates representing such shares. Any interest accrued on such deposit shall belong to the Corporation.

4.	Retraction. A holder of any of the Preferred Shares shall be entitled to require the Corporation to redeem at any time or times all or any of the Preferred Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office the share certificate, if any, representing the Preferred Shares which the holder desires to have the Corporation redeem together with a request in writing specifying (i) that the holder desires to have the whole or any part of the Preferred Shares held by it redeemed by the Corporation, and (ii) the day, other than a Saturday, Sunday or any day that is a statutory holiday in Toronto, Ontario, Canada, (the “Business Day”) on which the holder desires to have the Corporation redeem such Preferred Shares, which day may not, unless otherwise consented to by the Corporation, be less than 10 Business Days from the Business Day upon which the Corporation receives the holder’s redemption request (in this paragraph referred to as the “redemption date”). Upon receipt of a share certificate, if any, representing the Preferred Shares which the holder desires to have the Corporation redeem and/or such a request, the Corporation shall on the redemption date redeem such Preferred Shares by paying to such holder an amount equal to the Redemption Price per each Preferred Share. Such payment shall be made by cheque payable in lawful money of Canada at par at any branch in Canada of any one of the Corporation’s bankers for the time being. In respect of any particular holder, payment of dividends may be made by any other means agreed upon between the Corporation and such holder provided that such other means provides for payment on a dividend payment date and such payment by other means shall satisfy and discharge all liability for such dividends unless immediately available funds are not available on such a dividend payment date. The said Preferred Shares shall be redeemed on the redemption date and from and after the redemption date such shares shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Price of the Preferred Shares shall not be made on the redemption date, in which case, the rights of the holders of the said Preferred Shares shall remain unaffected.

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5.	Adjustment of Redemption Amount. In the event that the Canada Revenue Agency (the “CRA”) disputes at any time or from time to time the fair market value of the Preferred Shares or the Property, the directors of the Corporation shall, by resolution, adjust the fair market value of the Property within the ninety-day (90) period commencing after the final determination of the fair market value of the Property or the Preferred Shares either by agreement with CRA or by judicial determination beyond any further right to appeal or by the expiry or waiver of the right to appeal any determination by the CRA of the fair market value thereof and shall adjust the aggregate Redemption Amount of the Preferred Shares so that the Redemption Amount shall be increased (or decreased) by a quotient obtained when the amount by which the fair market value of the Property is increased (or decreased) is divided by the number of Preferred Shares issued in exchange for the Property. Any such adjustment to the fair market value of the Property by the directors of the Corporation pursuant to this section shall apply retroactively, to the extent necessary, and shall increase or decrease accordingly, as the case may be, the Redemption Amount for all purposes, and the Corporation and the holders or former holders of the Preferred Shares shall make appropriate adjustments with respect to any transactions relating to the Preferred Shares which have taken place and which have been affected by the said adjustments to the fair market value of the Property and to the Redemption Amount.

6.	Purchase for Cancellation. The Corporation may, with the consent of the holder, purchase for cancellation the whole or any part of the Preferred Shares at the lowest price at which, in the opinion of the directors, such shares are obtainable, together with all dividends declared thereon and unpaid.

7.	Liquidation, Dissolution and Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Preferred Shares shall be entitled to receive an amount equal to the Redemption Price per Preferred Share, the whole to be paid before any amount is paid or any assets of the Corporation are distributed to the holders of the Common Shares or any other shares ranking junior to the Preferred Shares on any such liquidation, dissolution, winding-up or distribution. Upon payment of the amounts so payable to them, the holders of Preferred Shares shall not be entitled to share in any further distribution of assets of the Corporation.

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